Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On October 5, 2015, Anixter International, Inc. (collectively referred to as "Anixter" and sometimes referred to in this exhibit as "we," "our," or "us") through its wholly-owned subsidiaries, Anixter Inc. and Anixter Canada Inc., completed the acquisition of the HD Supply Power Solutions Business from HD Supply, Inc. and certain subsidiaries of HD Supply, Inc. pursuant to the terms and conditions set forth in the Purchase Agreement dated July 15, 2015, in which Anixter Inc. agreed to acquire the equity interests of certain subsidiaries of HD Supply, Inc. and certain assets that comprise the HD Supply Power Solutions Business ("Power Solutions") on a cash-free, debt-free basis, in exchange for $825 million in cash plus a preliminary unfavorable net working capital adjustment of $18.5 million (the "Acquisition").

Anixter entered into certain financing transactions in connection with the consummation of the Acquisition, including a U.S. accounts receivable asset based five-year revolving credit facility (the "New Receivables Facility") in an aggregate committed amount of $600.0 million, a U.S inventory asset based five-year revolving credit facility in an aggregate committed amount of $150.0 million and a Canadian term loan facility (the "CAD Term Loan") in an aggregate principal amount of $225.0 million. The net proceeds from the issuance of $350 million of 5.50% Senior Notes due 2023 (the "Notes due 2023") on August 18, 2015, amounts borrowed under the New Receivables Facility and the CAD Term Loan and cash on hand were used to finance the Acquisition and repay certain of Anixter's existing indebtedness.

The following unaudited pro forma combined financial statements have been prepared to give effect to the Acquisition and related financing, Anixter’s acquisition of all of the outstanding shares of Tri-Northern Acquisition Holdings, Inc. ("Tri-Ed") (which occurred on September 17, 2014), and Anixter’s disposition of its OEM Supply-Fasteners ("Fasteners") business (which occurred on June 1, 2015) (collectively, the "Transactions"). The unaudited pro forma combined financial statements are based upon the historical financial statements of Anixter, Power Solutions and Tri-Ed.

The unaudited pro forma combined balance sheet combines the historical consolidated balance sheet of Anixter as of July 3, 2015 and the combined balance sheet of Power Solutions as of August 2, 2015 and reflects the pro forma effects of the Acquisition and related financing as if these events had occurred on July 3, 2015. The unaudited pro forma combined statements of income for the fiscal year ended January 2, 2015 and for the six month period ended July 3, 2015 combine the historical statements of income of Anixter, Tri-Ed and Power Solutions, adjusted to reflect the pro forma effects of the Transactions as if they had occurred on January 4, 2014. Due to the differing accounting periods, the unaudited pro forma combined statement of income for the fiscal year ended January 2, 2015 combines the statement of income of Anixter for the fiscal year ended January 2, 2015, the statement of income of Tri-Ed for the historical preacquisition period from January 1, 2014 to September 16, 2014, and the statement of income of Power Solutions for the fiscal year ended February 1, 2015. The unaudited pro forma combined statement of income for the six month period ended July 3, 2015 combines the statement of income of Anixter for the six month period ended July 3, 2015 with the statement of income of Power Solutions for the six month period ended August 2, 2015.

The historical financial statements and notes thereto of Power Solutions are included in Exhibit 99.4 and Exhibit 99.5. Power Solutions' results of operations will be included in Anixter’s results of operations beginning on October 5, 2015. The accompanying unaudited pro forma combined financial information and the historical financial information presented therein should be read in conjunction with and are qualified by the historical financial statements and notes thereto for Anixter and Power Solutions described above. The historical financial statements of Power Solutions have been adjusted to reflect certain reclassifications to conform to Anixter’s financial statement presentation.

The unaudited pro forma combined balance sheet and statements of income include pro forma adjustments which reflect transactions and events that (a) are directly attributable to the Transactions, (b) are factually supportable and (c) with respect to the statement of income, are expected to have a continuing impact on operating results. The pro forma adjustments are described in the accompanying combined notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or the synergies expected from the Acquisition. The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been consummated as of the dates presented nor is it necessarily indicative of our future operating results as Anixter has not begun to functionally integrate Power Solutions' operations into its existing operations. The pro forma adjustments are based upon information and assumptions available at the time of this filing and result in a preliminary allocation of the purchase price based on estimates of the fair value of the assets acquired and liabilities assumed. The fair value of certain assets acquired and liabilities assumed are preliminary, and final determination of required adjustments will be made only upon the completion of valuations. Anixter has retained an independent valuation firm to assist in the fair value determination of identifiable intangible assets. Anixter expects to finalize these values within one year of the acquisition date. In addition, Anixter has not yet performed the due diligence necessary to identify all of the adjustments required to conform Power Solutions’ accounting policies to Anixter’s accounting policies.

In addition, the unaudited pro forma combined financial information is based on certain financing assumptions, including type of financing, interest rates, amounts and timing of the issuance of debt. The actual financing obtained may differ materially from the information presented in the accompanying unaudited pro forma combined financial information, and those differences could have a material impact on the unaudited pro forma combined financial information and the combined future results of operations and financial performance.

The following table sets forth the preliminary purchase price allocation for Power Solutions. The purchase price allocation is preliminary and awaiting finalization of the valuation of the acquired intangible assets and related tax liabilities, which is expected to be completed within one year from the acquisition date.

(In millions)
Accounts receivable	$246.2
Inventories	337.9
Other current assets	3.8
Property and equipment	29.6
Goodwill	255.3
Intangible assets	261.0
Other assets	2.4
Accounts payable	232.7
Accrued compensation and benefits	16.6
Other accrued expenses	22.6
Non-current liabilities	20.8
Total purchase price	$843.5

Identified intangible assets include customer relationships and non-compete agreements in the amount of $258.6 million and $2.4 million, respectively. The customer relationships and non-compete agreements have estimated useful lives of 12 - 14 years and 1 year, respectively, and are being amortized on a straight-line basis as it approximates the customer attrition patterns and best estimates the use pattern of the assets. These intangible assets have a weighted average useful life of approximately 14 years.

The excess of the purchase price over the tangible and identifiable intangible assets was recorded as goodwill and amounted to approximately $255.3 million. Goodwill will be tested annually for impairment as required by ASC 350, Intangibles - Goodwill and Other.

The majority of the goodwill recorded is expected to be deductible for tax purposes.

Anixter currently reports on a fiscal year that ends on the Friday closest to December 31. Power Solutions currently reports on a fiscal year that ends on the Sunday closest to January 31.

ANIXTER INTERNATIONAL INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	July 3, 2015	August 2, 2015
	Anixter International Inc.	Power Solutions	Pro Forma Adjustments (a)		Anixter International Inc. Pro Forma
(In millions)	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$206.2	$32.0	$(138.2)	(1)	$100.0
Accounts receivable	1,177.6	246.2	—		1,423.8
Inventories	865.1	337.9	—		1,203.0
Deferred income taxes	33.4	0.4	(0.4)	(2)	33.4
Other current assets	50.9	3.8	—		54.7
Current assets of discontinued operations	47.6	—	—		47.6
Total current assets	2,380.8	620.3	(138.6)		2,862.5
Property and equipment, at cost	310.3	29.6	—		339.9
Accumulated depreciation	(198.3)	—	—		(198.3)
Net property and equipment	112.0	29.6	—		141.6
Goodwill	577.3	210.4	44.9	(3)	832.6
Other assets	265.3	50.2	218.5	(4)	534.0
Total assets	$3,335.4	$910.5	$124.8		$4,370.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$773.3	$232.7	$—		$1,006.0
Accrued expenses	193.3	39.2	—		232.5
Current liabilities of discontinued operations	29.8	—	—		29.8
Total current liabilities	996.4	271.9	—		1,268.3
Long-term debt	940.7	—	747.6	(5)	1,688.3
Other liabilities	198.0	8.4	12.4	(6)	218.8
Long-term liabilities of discontinued operations	4.5	—	—		4.5
Total liabilities	2,139.6	280.3	760.0		3,179.9
Stockholders’ equity:
Common stock	33.3	—	—		33.3
Capital surplus	243.8	—	—		243.8
Retained earnings	1,090.3	630.2	(635.2)	(7)	1,085.3
Accumulated other comprehensive loss:			—		—
Foreign currency translation	(97.7)	—	—		(97.7)
Unrecognized pension liability, net	(73.9)	—	—		(73.9)
Total accumulated other comprehensive loss	(171.6)	—	—		(171.6)
Total stockholders’ equity	1,195.8	630.2	(635.2)		1,190.8
Total liabilities and stockholders’ equity	$3,335.4	$910.5	$124.8		$4,370.7

(a) See Note 2. "Pro Forma Adjustments" of the Notes to Unaudited Pro Forma Combined Financial Statements for a description of adjustments.

ANIXTER INTERNATIONAL INC.
UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
FOR FISCAL YEAR 2014

	Fiscal Year Ended January 2, 2015					Fiscal Year Ended February 1, 2015
	Anixter International Inc. (a)	Adjustments	As Adjusted (b)	Tri-Ed (c)	Anixter International Inc. Adjusted	Power Solutions	Pro Forma Adjustments for Power Solutions (d)		Pro Forma Combined

(In millions, except per share amounts)
Net sales	$6,445.5	$(938.5)	$5,507.0	$419.6	$5,926.6	$1,909.1	$—		$7,835.7
Cost of goods sold	4,977.1	(709.4)	4,267.7	338.0	4,605.7	1,614.4	—		6,220.1
Gross profit	1,468.4	(229.1)	1,239.3	81.6	1,320.9	294.7	—		1,615.6
Operating expenses	1,107.5	(178.3)	929.2	62.3	991.5	253.1	2.9	(1)	1,247.5
Operating income	360.9	(50.8)	310.1	19.3	329.4	41.6	(2.9)		368.1
Other expense (income):
Interest expense (income)	(48.1)	3.6	(44.5)	(10.1)	(54.6)	0.3	(30.2)	(2)	(84.5)
Other, net	(18.0)	2.0	(16.0)	(0.4)	(16.4)	0.1	—		(16.3)
Income from continuing operations before taxes	294.8	(45.2)	249.6	8.8	258.4	42.0	(33.1)		267.3
Income tax expense	100.0	(13.8)	86.2	2.3	88.5	6.4	(3.0)	(3)	91.9
Net income from continuing operations	$194.8	$(31.4)	$163.4	$6.5	$169.9	$35.6	$(30.1)		$175.4

Income per share:
Basic	$5.90		$4.95		$5.14				$5.31
Diluted	$5.84		$4.90		$5.10				$5.26
Weighted-average common shares outstanding:
Basic	33.0		33.0		33.0				33.0
Diluted	33.3		33.3		33.3				33.3

(a) As reported in our SEC Form 10-K for fiscal year 2014.

(b) To reflect the sale of the Fasteners business as disclosed in our SEC Form 8-K filed on June 3, 2015.

(c) To reflect the results of operations of the Tri-Ed business from the beginning of fiscal year 2014 through the date of acquisition of September 17, 2014.

(d) See Note 2. "Pro Forma Adjustments" of the Notes to Unaudited Pro Forma Combined Financial Statements for a description of adjustments.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JULY 3, 2015

	Anixter International Inc.	Power Solutions
	Six Months Ended July 3, 2015 (a)	Six Months Ended August 2, 2015	Pro Forma Adjustments for Power Solutions (b)		Pro Forma Combined

(In millions, except per share amounts)
Net sales	$2,865.5	$1,025.6	$—		$3,891.1
Cost of goods sold	2,227.3	873.2	—		3,100.5
Gross profit	638.2	152.4	—		790.6
Operating expenses	514.4	128.7	(0.8)	(1)(4)	642.3
Operating income	123.8	23.7	0.8		148.3
Other expense (income):
Interest expense (income)	(26.9)	0.1	(15.1)	(2)	(41.9)
Other, net	(7.5)	0.1	—		(7.4)
Income from continuing operations before taxes	89.4	23.9	(14.3)		99.0
Income tax expense	33.4	3.3	0.3	(3)	37.0
Net income from continuing operations	$56.0	$20.6	$(14.6)		$62.0

Income per share:
Basic	$1.69				$1.87
Diluted	$1.68				$1.85
Weighted-average common shares outstanding:
Basic	33.2				33.2
Diluted	33.4				33.4

(a) As reported in our SEC Form 10-Q filing for six month period ended July 3, 2015.

(b) See Note 2. "Pro Forma Adjustments" of the Notes to Unaudited Pro Forma Combined Financial Statements for a description of adjustments.

ANIXTER INTERNATIONAL INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The accompanying unaudited pro forma combined financial statements present the pro forma results of operations of Anixter and Power Solutions on a combined basis based on the historical financial information of each company after giving effect to the Acquisition and related financing, Anixter’s acquisition of all of the outstanding shares of Tri-Northern Acquisition Holdings, Inc. ("Tri-Ed") (which occurred on September 17, 2014), and Anixter’s disposition of its OEM Supply- Fasteners business (which occurred on June 1, 2015) (collectively, the "Transactions"). The unaudited pro forma combined statements of operations have been prepared assuming the Transactions occurred on January 4, 2014. The unaudited pro forma combined balance sheet as of July 3, 2015 reflects the Transactions as if they had occurred on that date.

In accordance with GAAP, the Acquisition is being accounted for using the purchase method of accounting. As a result, the unaudited pro forma combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identified net assets acquired and liabilities assumed. The Acquisition purchase price allocation in these unaudited pro forma combined financial statements is based upon total consideration of approximately $825 million plus a preliminary unfavorable net working capital adjustment of $18.5 million.

2. Pro Forma Adjustments

The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma combined financial statements to reflect the financing arrangement and acquisition adjustments:

Balance Sheet

(1) To record the cash received from new indebtedness, less associated issuance costs, net of repayment of existing debt and payment of the acquisition purchase price and related transaction costs.

(2) To remove deferred taxes from Power Solutions' balance sheet as they are not included in the acquired assets.

(3) To record estimated incremental goodwill of $44.9 million.

(4) To record estimated incremental intangible assets of $215.1 million. To record debt issuance costs of $5.3 million on indebtedness of Anixter incurred in connection with financing of the Acquisition. To remove deferred taxes of $1.9 million from Power Solutions' balance sheet as they are not included in the acquired assets.

(5) To record proceeds from the incurrence of $948.3 million in principal amount of new indebtedness less a discount related to underwriting fees of $4.4 million and the repayment of existing debt of $196.3 million.

(6) To record a $12.4 million deferred tax liability for the amortization of intangible assets acquired that are not deductible for tax purposes, with an offsetting increase in goodwill.

(7) To remove the pre-acquisition equity of Power Solutions. To record the retained earnings impact of costs directly attributable to the transaction which will not have a continuing impact on operating results.

Income Statement

(1) To reflect the impact of the intangible amortization expense based on the preliminary fair value of acquired identified intangible assets, which include customer relationships and non-compete agreements in the amount of $258.6 million and $2.4 million, respectively. The customer relationships and non-compete agreements have estimated useful lives of 12 - 14 years and 1 year, respectively, and are being amortized on a straight-line basis. Goodwill resulting from the acquisition is not amortized.

ANIXTER INTERNATIONAL INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS(Continued)

(2) To reflect an increase in interest expense of $30.2 million for fiscal year 2014 and $15.1 million for the six months ended July 3, 2015. The increase is the result of the following:

	Fiscal Year Ended	Six Months Ended
	January 2, 2015	July 3, 2015
Interest expense on additional indebtedness (a)	$32.1	$16.0
Interest expense on the term loan (b)	(3.5)	(1.7)
Interest expense on the amortization of debt issuance costs (c)	1.1	0.6
Interest expense on accretion of debt discount (d)	0.5	0.2
Total interest expense pro forma adjustment	$30.2	$15.1

(a) To reflect additional interest expense on the $948.3 million indebtedness of Anixter incurred in connection with the financing of the Acquisition. Interest expense has been calculated based on a blended interest rate of 3.2%. See discussion of the impact of a change in interest rates within Note 3. "Pro Forma Interest Expense" to these unaudited pro forma combined financial statements.

(b) To remove interest expense on the existing term loan that was repaid by indebtedness incurred in connection with the financing of the Acquisition.

(c) To reflect additional amortization of debt issuance costs on indebtedness incurred in connection with the financing of the Acquisition.

(d) To reflect additional interest expense on the accretion of the $4.4 million discount on the Notes due 2023, as described in balance sheet adjustment (5).

(3)	To reflect the effective tax rate of 38% on pro forma adjustments and the pre-tax income of Power Solutions.

(4) To remove $1.0 million of Acquisition costs that were recorded in Anixter's historical results as of July 3, 2015 and are directly attributable to the Acquisition.

3. Pro Forma Interest Expense

The New Receivables Facility and the CAD Term Loan have variable interest rates. As a result, an immediate change of the interest rate by 12.5 basis points would cause a change in pro forma interest expense of approximately $0.7 million on an annual basis.